EXHIBIT 99.1

MURPHY OIL’S BOARD DECLARES TWO-FOR-ONE STOCK SPLIT FOLLOWING

ANNUAL SHAREHOLDERS’ MEETING

EL DORADO, Arkansas, May 11, 2005 — The Board of Directors of Murphy Oil Corporation (NYSE:MUR) today declared a two-for-one stock split of the Common Stock of Murphy Oil Corporation. The stock split will be effected by way of a dividend of one share of stock for each share held. The distribution date for the dividend is June 3, 2005 to holders of record of stock at the close of business on May 20, 2005.

Claiborne P. Deming, President and Chief Executive Officer, commented, “We are pleased to announce this stock split, our second in the last two and one-half years, which will provide additional liquidity and make our shares more widely available to potential shareholders. Murphy has enjoyed consistently strong share price performance over the past several years and I am confident Murphy has the right combination of people, assets and strategies in place to continue our steady growth.”

Earlier in the day, Murphy Oil held its annual shareholders’ meeting in El Dorado, Arkansas, with Chairman William C. Nolan Jr. presiding. At this meeting, Mr. Deming presented a review of the Company’s operations, followed by a period of questions from those in attendance. During the meeting, stockholders elected all nominated directors, approved an amendment to the Company’s Certificate of Incorporation that increased the number of authorized shares of Common Stock from 200 million to 450 million and approved the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2005.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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